FOR FURTHER INFORMATION:
At the Company:                 At the Financial Relations Board:
Elaine Bacon                    Murrey Morrow, Analyst Inquiries
513-489-5400                    312-640-6725
Heather Wietzel                 Karl Plath, General Inquiries
513-247-4213                    312-640-6738
shinfo@internet.cnmw.com


For Immediate Release
Tuesday, December 12, 1995 (4:00 p.m. eastern time)

Cincinnati Microwave Revises Fourth Quarter Outlook;
Adds CFO to Management Team

Cincinnati, OH, December 12, 1995 -- Cincinnati Microwave, Inc. (Nasdaq:CNMW) today said that it now expects to report a loss for both its fourth quarter and full year ending December 31, 1995. Previously, the company had indicated that it believed the fourth quarter would be profitable.

"We remain on track to achieve our goal of doubling full year sales of our cordless telephones with SureLink(TM)," said Jacques A. Robinson, president and chief executive officer. "Despite the continued strength of that product area, however, ongoing cost overruns in all product areas, combined with softening of the radar detector market, will result in a loss for the quarter."

In its year ended December 25, 1994, the company reported net sales of $64.7 million including cordless telephone sales of $14.1 million and radar/laser detector sales of $46.6 million. The net loss for 1994 was $10.3 million, or a loss of 94 cents per share.

Adds CFO to Management Team

The company indicated that it has named Craig V. Wolf to the newly created position of Vice President and Chief Financial Officer, effective immediately, as part of a strengthening of its management team. He brings a strong background in cost and general management to the company.

Cincinnati Microwave, Inc., based in Cincinnati, Ohio, designs, manufactures and markets ultrahigh frequency and microwave wireless communication products for sale under its own brand and for many of the world's leading providers of consumer and commercial electronics products. The company leverages its wireless and digital signal processing expertise in its leading-edge product line, which includes cordless telephones with SureLink(TM) technology, radar/laser early warning devices and modems for use on the cellular digital packet data networks. The company's common stock is traded on the Nasdaq National Market System using the symbol CNMW.